EXHIBIT 10.3

Nesco Industries, Inc.
305 Madison Avenue, Suite 4510
New York, New York 10165

February 13, 2007

Mr. Matthew Harriton
200 East 5th Street
Apartment 11N
New York, NY 10022

Re:	Amended and Restated Employment Agreement dated as of November 22, 2004 (the “Employment Agreement”), between by Nesco Industries, Inc. (the “Company”) and Matthew Harriton (the “Executive”)

Dear Mr. Harriton:

This letter agreement is to memorialize our settlement of all unpaid salary owed to Executive under the Employment Agreement (the “Unpaid Salary”). As of January 31, 2007, the total amount of unpaid salary owed to Executive under the Employment Agreement totaled $270,916.71.

Executive acknowledges the Company has a strong need to raise capital that will enable it to restructure its balance sheet and provide working capital for the Company and the recent asset acquisitions by the Company’s subsidiary, Foam Manufacturing, Inc. Executive further acknowledges that the Company is currently negotiating a financing arrangement that will provide it with the needed capital (the “Financing”), that the Financing will only benefit the Company if it is able to be used to provide working capital and that the proposed lender is unwilling to expect the substantial time, effort and expense necessary to close the Financing unless the Company is able to settle the amounts outstanding under the Employment Agreement. Therefore, Executive acknowledges that it is in his best interest, as well as the best interest of the Company, the Company close the Financing. In consideration of the foregoing and the covenants and agreements of the parties contained in this letter agreement, the Company and Executive are hereby entering into the following agreements.

Subject to and contingent on the closing of the Financing (the “Closing”), the parties agree as follows:

1. In payment of the Unpaid Salary, the Company shall pay to Executive (a) an amount equal to $135,458.36 on the six month anniversary of the Closing and (b) an amount equal to $135,458.36 on the one year anniversary of the Closing. All such payments shall be made by check payable to Executive.

2. Upon receipt by Executive of the Unpaid Salary in full, Executive shall, automatically and without further action of the parties, release the Company and its officers, directors, employees and agents, and each of its successors and assigns from all causes of action, debts, contracts, demands and claims of every kind and nature, whether known or unknown and whether in law or in equity, that Executive had, now has, or hereafter can, shall or may have with respect to the Unpaid Salary and the failure by the Company to pay the same when and as due under the Employment Agreement.

Each of the foregoing agreements set forth in paragraphs 1 and 2, inclusive, of this letter agreement are expressly made subject to the Closing, and none of such agreements shall be effective unless and until such time as the Closing occurs. If the Closing has not occurred on or prior to March 15, 2007, this letter agreement shall automatically terminate and shall be of no further force and effect, and neither the Company nor Executive shall have any obligations to the other hereunder.

Nothing in this letter agreement shall be construed as an admission of any liability by any of the parties or as a release of any claim or obligation other than as specifically set forth above.

This letter agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. No persons other than the Company and Executive are intended to be benefited by this letter agreement or to have rights hereunder as third-party beneficiaries or otherwise.

This letter agreement shall be deemed to be a contract made under, and to be construed in accordance with, the laws of the State of New York, without giving effect to conflicts of law.

If any provision of this letter agreement is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not invalidate this letter agreement as a whole, but rather this letter agreement shall be construed as though it did not contain the particular provision held to be invalid, illegal or unenforceable and the rights and obligations of the parties hereto shall be construed and enforced only to such extent as may be permitted by applicable law.

This letter agreement may be executed by the parties in one or more counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

[Signature page follows]

If the foregoing accurately memorializes our agreement to settle the matters described above, please sign below.

Very truly yours,

Nesco Industries, Inc.

By  /s/ Arlen Reynolds
                                                                                                                      Arlen Reynolds
                                                                                                                      Chairman

AGREED AND ACCEPTED:

/s/ Matthew Harriton
Matthew Hsarriton